Exhibit 3.1

CERTIFICATE OF TRUST

OF

KKR FS INCOME TRUST

This Certificate of Trust of KKR FS Income Trust (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is “KKR FS Income Trust”.

2. Delaware Trustee. The name and the address of the trustee of the Trust having a principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Suite 1300, Wilmington, DE 19801.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Michael C. Forman
Name: Michael C. Forman, not in his individual capacity but solely as trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President